Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Jack Clancy named CEO of Enterprise Bancorp, Inc. and Enterprise Bank.

Lowell, Mass.—(BUSINESS WIRE)—October 18, 2006—Enterprise Bancorp, Inc. (NASDAQ:EBTC) and Enterprise Bank today announced that its Board of Directors elected Chief Operating Officer Jack Clancy to the position of Chief Executive Officer, effective January 1, 2007. Current Chairman and CEO, George Duncan, will continue as Chairman of the Board and as a full-time employee.

Mr. Clancy has served in leadership roles at the bank since its formation in 1988. He is a lifelong resident of the Greater Lowell area with personal ties to many of the communities the bank serves. He graduated summa cum laude from University of Lowell (now UMass Lowell) and successfully completed Harvard Business School’s Advanced Management Program. Prior to becoming the Chief Operating Officer, Jack has held the positions of Chief Financial Officer, Treasurer and Chief Investment Officer.

George Duncan will continue as the full-time Chairman and will help guide and support the bank’s future strategies and direction. Mr. Duncan commented, “I am very proud of the many accomplishments achieved by the exceptional team of professionals at Enterprise. And, I am especially excited by what is yet to come. With this CEO appointment, the Board and I have a great sense of optimism knowing that Jack will lead Enterprise into the future. Jack’s thorough knowledge of the special culture and of all facets of Enterprise, and his leadership abilities and professionalism, make his appointment as CEO the right choice at the right time. Jack has been the initiator and driving force for many of our most successful initiatives, including much of our branch expansion, process improvement, leadership development and strategic positioning.  Jack’s special blend of talents will enable Enterprise to expand its franchise in the years ahead, as Enterprise grows from a $1 billion to a $2 billion commercial bank.” Jack Clancy commented,” I am excited to assume the CEO role of Enterprise Bancorp, Inc. and Enterprise Bank. I have a deep and heartfelt commitment to Enterprise and recognize the importance of its success to the well being of our shareholders, employees, customers, and the communities we serve. Chairman George Duncan and President and Chief Lending Officer Richard Main, have been wonderful mentors and I share their values and commitment to customer service, integrity and strong financial results. George and Dick are among the best bankers and visionaries in the industry, and it gives me great confidence in knowing that I will continue to have their counsel, advice and day-to-day support for many years ahead. I believe that it is an ideal structure with George and Dick remaining fully engaged as their expertise will greatly enhance my ability to lead effectively. I look forward to continuing to work with them and our Board of Directors to execute our growth and expansion plans. Enterprise is superbly positioned, and I am honored to be given the opportunity of leading it to the next level.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. Enterprise Bancorp, Inc. currently has $972.8 million in assets and an additional $462.8 million in investment assets under management. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s  primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire. The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.